EXHIBIT 99.1                                                  FOR IMMEDIATE RELEASE
                             Rick Abshire
                             (713) 881-3609

ADAMS RESOURCES ANNOUNCES SECOND QUARTER EARNINGS

Houston (August 12, 2010)--Adams Resources & Energy, Inc. (NYSE Amex-AE) announced second quarter 2010 unaudited net earnings of $ 1,685,000 or $.39 per common share.  Revenues for the quarter totaled $547,141,000. Current earnings compare to unaudited second quarter 2009 net earnings of $2,734,000 or $.65 per common share.  For the six months ended June 30, 2010, net earnings were $3,479,000 or $.82 per common share.

Chairman and Chief Executive Officer, K.S. "Bud" Adams, Jr., attributed the 2010 earnings decline to inventory liquidation losses as average crude oil prices fell during the current period.  For the three months ended June 30, 2010, crude oil prices fell from the $81 per barrel level to approximately $75 per barrel resulting in a $1.2 million pre-tax charge during the quarter.  In contrast, during last year’s second quarter, crude oil prices were increasing which produced $2.7 million of pre-tax inventory liquidation gains.  Partially offsetting the adverse impact of the crude oil price change was significant demand improvement within the Company’s transportation segment.   Relative to the second quarter of 2009, transportation revenues improved by 33 percent which in turn caused a 250 percent increase in transportation operating results.

A summary of operating results is as follows:

	Second Quarter
	2010	2009

Operating Earnings (Expense)
Marketing	$2,405,000	$6,799,000
Transportation	2,153,000	612,000
Oil and gas	236,000	(699,000)
Administrative expenses	(2,138,000)	(2,384,000)
	2,656,000	4,328,000
Interest income, net	19,000	22,000
Income tax (provision)	(990,000)	(1,616,000)

Net earnings	$1,685,000	$2,734,000
……………………………………………….

The information in this release includes certain forward-looking statements that are based on assumptions that in the future may prove not to have been accurate. A number of factors could cause actual results or events to differ materially from those anticipated.  Such factors include, among others, (a) general economic conditions, (b) fluctuations in hydrocarbon prices and margins, (c) variations between commodity contract volumes and actual delivery volumes, (d) unanticipated environmental liabilities or regulatory changes, (e) counterparty credit default, (f) inability to obtain bank and/or trade credit support, (g) availability and cost of insurance, (h) changes in tax laws, (i) the availability of capital, (j) changes in regulations, (k) results of current items of litigation, (l) uninsured items of litigation or losses, (m) uncertainty in reserve estimates and cash flows, (n) ability to replace oil and gas reserves, (o) security issues related to drivers and terminal facilities, (p) commodity price volatility, (q) demand for chemical based trucking operations, (r) successful completion of drilling activity, (s) financial soundness of customers and suppliers and (t) adverse world economic conditions.  These and other risks are described in the Company’s reports that are on file with the Securities and Exchange Commission.

UNAUDITED CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
(In thousands, except per share data)

	Six Months Ended		Three Months Ended
	June 30,		June 30,
	2010	2009	2010	2009

Revenues	$1,080,926	$855,211	$547,141	$515,070

Costs, expenses and other	(1,075,696)	(848,035)	(544,466)	(510,720)
Income tax (provision)	(1,751)	(2,572)	(990)	(1,616)

Net earnings	$3,479	$4,604	$1,685	$2,734

Basic and diluted net earnings
per common share	$.82	$1.09	$.39	$.65

Dividends per common share	$-	$-	$-	$-

UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEET
(In thousands)
	June 30,	December 31,
	2010	2009

ASSETS
Cash	$38,180	$16,806
Other current assets	164,886	185,757
Total current assets	203,066	202,563

Net property & equipment	43,776	42,305
Deposits and other assets	4,350	4,533
	$251,192	$249,401

LIABILITIES AND EQUITY
Total current liabilities	$162,470	$164,191
Other long-term liabilities	1,442	1,409
Shareholders’ equity	87,280	83,801
	$251,192	$249,401